Exhibit 99.1

Coherus BioSciences Appoints Alan Mendelson and Mark Stolper to Board of Directors

REDWOOD CITY, Calif., January 7, 2021 – Coherus BioSciences, Inc. (“Coherus”, Nasdaq: CHRS), today announced the appointments of Alan C. Mendelson and Mark D. Stolper to its Board of Directors effective January 5, 2021.

“We are excited to welcome Alan and Mark to the Coherus Board of Directors,” said Denny Lanfear, President and CEO of Coherus. “Alan is a distinguished and highly regarded legal advisor who during his long career has supported life science and technology companies through all organizational stages and diverse corporate challenges. With broad experience in investment banking, venture capital, corporate finance and operations, Mark brings to Coherus an entrepreneurial mindset and a wealth of financial leadership experience in public and private healthcare companies.”

Mr. Mendelson served as a partner at Latham & Watkins LLP from May 2000 to December 2020, where he held several leadership roles, including Co-Chair of the Emerging Companies Practice Group and Global Co-Chair of the Life Sciences Industry Group, and advised numerous private and public companies, primarily in the life sciences industry. Prior to joining Latham & Watkins, Mr. Mendelson was a partner at Cooley LLP from February 1980 to May 2000. From November 1995 to June 1996, he served as acting General Counsel of Cadence Design Systems Inc., a public EDA software and services company. Previously, from April 1990 to April 1991, he served as secretary and acting general counsel of Amgen Inc. Mr. Mendelson previously served on the boards of directors of several public biotech companies including Aviron Inc., CV Therapeutics, Inc., QLT, Inc., and Valentis, Inc. He has served as the corporate secretary for Mellanox Technologies, Ltd., Intuitive Surgical, Inc., Corvus Pharmaceuticals, Inc., Eargo, Inc. and 4D Molecular Therapeutics, Inc. Mr. Mendelson also currently serves on the board of directors of the California Life Sciences Association and the boards of trustees of the University of California, Berkeley Foundation and The Buck Institute for Research on Aging. Mr. Mendelson received a B.A. in Political Science from the University of California, Berkeley and a J.D. from Harvard Law School.

Mr. Stolper has served as Executive Vice President and Chief Financial Officer of RadNet, Inc., a publicly traded operator of medical diagnostic imaging centers, since July 2004. He has served on the board of directors of Surgalign Holdings, Inc., a publicly traded medical technology company, since March 2017, and Rotech Healthcare Inc., a privately held medical equipment company, since February 2016. Previously, Mr. Stolper served as a member of the board of directors of 21st Century Oncology Holdings, Inc., Surgical Solutions LLC, Physiotherapy Associates, Inc., Metropolitan Health Networks, Inc., and Compumed, Inc. Mr. Stolper graduated with a B.A. in Economics from the University of Pennsylvania and a B.S.E. in Finance from the Wharton School. Additionally, Mr. Stolper earned a postgraduate Award in Accounting from the University of California, Los Angeles.

About Coherus BioSciences, Inc.

Coherus is a leading commercial-stage biosimilar company dedicated to expanding access to high-quality therapeutics that can have a major impact on patients’ lives and to delivering significant savings to the health care system. For additional information, please visit www.coherus.com.

Contact

McDavid Stilwell

EVP of Corporate Development, IR and Financial Strategy

Coherus BioSciences, Inc.

mstilwell@coherus.com

+1 (650) 395-0152